Exhibit 99.3

HUDBAY MINERALS INC.

OFFER TO EXCHANGE

Up to US$500,000,000 aggregate principal amount of its outstanding

9.50% Senior Notes due 2020

for

a like principal amount of its 9.50% Senior Notes due 2020,

that have been registered under the U.S. Securities Act of 1933, as amended

To DTC Participants, including Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

As described in the enclosed Prospectus, dated December 27, 2012 (as it may be amended or supplemented from time to time, the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), HudBay Minerals Inc., a corporation incorporated and existing under the federal laws of Canada (the “Company”), is offering to exchange (the “Exchange Offer”) up to US$500,000,000 aggregate principal amount of its outstanding 9.50% Senior Notes due 2020 (the “Initial Notes”) for a like principal amount of its 9.50% Senior Notes due 2020 (the “Exchange Notes”), that have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), to be issued in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof, upon the terms and subject to the conditions of the enclosed Prospectus and Letter of Transmittal. The terms of the Exchange Notes are identical in all material respects (including, but not limited to, principal amount, interest rate and maturity) to the terms of the Initial Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes (i) will bear a different CUSIP number from the Initial Notes, (ii) will be freely tradable in the United States by persons not affiliated with the Company or any Guarantor (as defined below), (iii) will not bear legends restricting their transfer and (iv) will not contain the registration rights and additional interest provisions of the Initial Notes. The Initial Notes are fully and unconditionally guaranteed (the “Old Guarantees”), jointly and severally on an unsubordinated unsecured basis, by substantially all of the Company’s existing and future subsidiaries (together the “Guarantors”) other than certain excluded subsidiaries, which excluded subsidiaries include the Company’s subsidiaries that own the Constancia project, and the Exchange Notes will be fully and unconditionally guaranteed (the “New Guarantees”), jointly and severally, on an unsubordinated unsecured basis by the same Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors are offering to issue the New Guarantees with respect to all Exchange Notes issued in the Exchange Offer in exchange for the Old Guarantees of the Initial Notes for which such Exchange Notes are issued in the Exchange Offer therefor. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offer” include the Guarantors’ offer to exchange the New Guarantees for the Old Guarantees, references to the “Exchange Notes” include the related New Guarantees and references to the “Initial Notes” include the related Old Guarantees. The Company will accept for exchange all Initial Notes validly tendered and not validly withdrawn according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD INITIAL NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE. PLEASE BRING THE EXCHANGE OFFER TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.

Enclosed are copies of the following documents:

1. the Prospectus;

2. the Letter of Transmittal for your use in connection with the tender of Initial Notes and for the information of your clients, including a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (providing information relating to U.S. federal income tax backup withholding);

3. a form of Notice of Guaranteed Delivery; and

4. a form of letter, including a letter of instructions to a registered holder from a beneficial owner, which you may use to correspond with your clients for whose accounts you hold Initial Notes that are registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions regarding the Exchange Offer.

Your prompt action is requested. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on February 22, 2013, or such later date to which the Company may extend the Exchange Offer (the “Expiration Date”).

To participate in the Exchange Offer, certificates for Initial Notes, together with a duly executed and properly completed Letter of Transmittal (or facsimile thereof), or a timely confirmation of a book-entry transfer of such Initial Notes into the account of U.S. Bank National Association (the “Exchange Agent”), at the book-entry transfer facility, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Initial Notes pursuant to the Exchange Offer. However, the Company will pay or cause to be paid transfer taxes, if any, applicable to the tender of the Initial Notes to it or its order, except as otherwise provided in the Prospectus and Letter of Transmittal.

If holders of the Initial Notes wish to tender, but it is impracticable for them to forward their Initial Notes prior to 5:00 p.m., New York City time, on the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures” section of the Prospectus.

Any inquiries you may have with respect to the Exchange Offer should be addressed to the Exchange Agent at its address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

HudBay Minerals Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.

Note for Canadian holders: Pursuant to a private placement exemption from the prospectus requirements of the applicable Canadian securities laws provided for in National Instrument 45-106 — Prospectus and Registration Exemptions, holders of Initial Notes in Canada will be entitled to exchange their Initial Notes for Exchange Notes. Such holders shall follow the procedures described above.

Enclosures